EXHIBIT 10.1
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                       CHATTEM-SIDMAK SETTLEMENT AGREEMENT


               WHEREAS, Chattem, Inc. ("Chattem") and Sidmak Laboratories, Inc. ("Sidmak") are both defendants in Phenylpropanolamine ("PPA") litigation involving Dexatrim Products1 in state and federal courts (the "PPA Litigation Cases"), including IN RE PHENYLPROPANOLAMINE (PPA) PRODUCTS LIABILITY LITIGATION, MDL No. 1407; and

               WHEREAS, Chattem and Sidmak also assert indemnification and contribution claims against each other in connection with the PPA Litigation Cases and otherwise in connection with Dexatrim Products and PPA; and

               WHEREAS, neither Chattem nor Sidmak admits or acknowledges any liability to the other in this regard, or to any other person or entity in connection with said litigation and/or Dexatrim Products or claims, and expressly denies any such liability; and

               WHEREAS, Chattem filed a Dexatrim Class Action Settlement Agreement ("DCAS") with the MDL Court on April 13, 2004; and

               WHEREAS, the Delaco Company ("Delaco") is a codefendant with Sidmak and Chattem in many of the PPA Litigation Cases and has filed a Chapter 11 bankruptcy case no. 04-10899 (the "Bankruptcy Case") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"); and

               WHEREAS, Sidmak is in the process of negotiating a resolution of the PPA Litigation Cases through the Bankruptcy Case but is willing to also contribute consideration to obtain the releases contained herein and those proposed in the DCAS for itself and its affiliated parties; and

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1  All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the DCAS.

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               WHEREAS, for the purpose of resolving the claims against and between Chattem and Sidmak, Sidmak will contribute funding to Chattem's class action settlement in exchange for full protection as a Released Party from Settled Claims under the DCAS, in accordance with the terms and conditions set forth herein.

               NOW THEREFORE, Chattem and Sidmak agree as follows:

               1. In full payment of Sidmak's agreed share of Chattem's class action settlement pursuant to the DCAS, Sidmak will pay ten million dollars ($10,000,000) into the Final Chattem Settlement Trust created pursuant to the DCAS, provided that, upon Trial Court Approval (a) Sidmak and all of its past, present, and future direct and indirect parents, affiliates, insurers, etc., (collectively, the "Sidmak Releasees") are and will remain Released Parties under the DCAS, to the same extent and with the same scope as defined and set forth in Section 1.1(xx)(iii) and (ix) of the DCAS as filed on April 13, 2004, and (b) the Sidmak Releasees are released under the DCAS, to the same extent and with the same scope as set forth in Section 6.2 of the DCAS as filed on April 13, 2004.

               2. Sidmak's payment pursuant to paragraph 1 above shall be made 30 days after Trial Court Approval, which Chattem represents will take place in approximately four months from the Trial Court's Preliminary Approval Date. Under no circumstances will the Sidmak Releasees be required to make any further payments in connection with the DCAS or to any Class Members who do not opt out of the DCAS ("Participating Class Members"); all remaining or additional funding and payments under the DCAS will be Chattem's sole responsibility.

               3. Chattem has certain termination rights under Section 8.1 of the DCAS. If and when any potential Chattem termination triggering level or event under Section 8.1

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of the DCAS is reached, Chattem will confer with Sidmak before deciding whether or not to terminate the DCAS. Sidmak and Chattem agree to make representatives available for a termination rights conference during the period between 30 and 45 days after the Opt Out Deadline. In the event that Sidmak does not make a representative reasonably available for the conference during this period, Sidmak will be deemed to have waived this right. The obligation to confer shall in no way limit Chattem's ability, after such conference, to exercise or waive the termination rights in its sole discretion.

               4. As previously agreed among Chattem, Delaco, and Sidmak, Sidmak's contribution to the combined EIF, as EIF is defined in the Dexatrim Case Scoring System and Matrix for the Chattem Dexatrim Class Action Settlement as attached to the MDL Court's Order dated May 21, 2004, and in the Delaco Bankruptcy (as either the EIF or its functional counterpart), shall be equal to the amount (if any) (the "Excess Proceeds") by which proceeds obtained by Sidmak from Admiral Insurance Company exceed the higher of (a) the total amount paid by or on behalf of Sidmak to resolve all known litigations or claims against Sidmak in which plaintiffs or claimants allege liability on the part of Sidmak relating to use of a nasal decongestant containing PPA, and (b) five million dollars ($5,000,000) - - in either case, up to a maximum EIF contribution of two million five hundred thousand dollars ($2,500,000). Chattem acknowledges that the foregoing potential payment by Sidmak to the EIF is the same as (and not in addition to) that to be made by Sidmak pursuant to the settlement agreement entered or to be entered into between Sidmak and Delaco ("Sidmak-Delaco Agreement"), so that in no event shall Sidmak be required under said agreement and this Agreement to pay more than a total of two million five hundred thousand dollars ($2,500,000) to the EIF, regardless of the

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number of funds constituting the EIF. Chattem represents that it has agreed with the plaintiffs to prepay one million dollars ($1,000,000) of Sidmak's obligation to the EIF. In the event that Chattem does so, forty percent (40%) of Sidmak's obligation (if any) under the formula set forth in the first sentence of this paragraph shall be paid in the form of reimbursement to Chattem for such prepayment. Said Sidmak reimbursement payment shall occur on the later of (a) 30 days after Trial Court Approval and (b) receipt by Sidmak of Excess Proceeds, and shall be returned to Sidmak in the event this Agreement becomes void under paragraph 10 below after said reimbursement payment has been made. The remainder of any EIF payment by Sidmak shall be made in accordance with the Sidmak-Delaco Agreement.

               5. With respect to Class Members who exercise their Opt Out Rights or their assignees or subrogees ("Opt Out Claimants"), Chattem and Sidmak will share the cost of any settlement or judgment for compensatory damages in any case in which Sidmak is a named defendant, as well as the costs of litigation (defined as court costs, expert witness fees, and court reporter costs), on the basis of eighty-three percent (83%) Chattem/seventeen percent (17%) Sidmak. Sidmak agrees to reimburse Chattem for its portion of the costs of litigation within 30 days of receipt of a demand from Chattem accompanied by a copy of the invoice and evidence of payment of the invoice. Each party will be responsible for any punitive damages awarded against it. Each party will pay for its own attorneys' fees; provided, however, that in cases not alleging claims for punitive damages, or in cases in which claims for punitive damages against Sidmak have been dismissed pretrial, Sidmak will have the option of retaining its own counsel at its own expense, or being jointly represented by Chattem's counsel at Chattem's sole

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expense. In the event Sidmak chooses to be jointly represented by Chattem's counsel, Sidmak agrees to waive any potential conflict of interest between the parties over such representation. In the event Sidmak is separately represented, Chattem agrees to be lead counsel on all common issues at Sidmak's option, which can be exercised or withdrawn at any time. Regardless of whether or not there otherwise is joint representation, each party will be responsible for discovery directed to it and to related parties, persons or other entities, including all costs associated therewith. Chattem will not represent Sidmak concerning discovery directed to Sidmak. Chattem agrees not to bring Sidmak into any case in which Sidmak has not been named as a defendant. Sidmak agrees that in any such case, Chattem will have no obligation to seek a release from the Opt Out Claimant for the benefit of the Sidmak Releasees. However, in any such case, Sidmak shall have the option of being brought into the case by Chattem, in which event the eighty-three percent (83%) Chattem/seventeen percent (17%) Sidmak sharing of the costs of settlement or judgment, as well as the costs of litigation, will be applicable as set forth above.

               6. In the event that the Bankruptcy Court or another court of competent jurisdiction enters a final order permanently staying or enjoining the further pursuit of the claims of the Opt Out Claimants against Sidmak, relieving Sidmak from any further liability for payment to the Opt Out Claimants whose cases remain pending (except for Sidmak's offer to contribute in Sidmak's sole discretion to a settlement with Delaco or to fund some portion of Delaco's plan of reorganization), or otherwise granting Sidmak relief from the claims of the Opt Out Claimants that is broader than or otherwise more protective of Sidmak than the allocations to Sidmak under paragraph 5 above (any such

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order being hereinafter referred to as a "Relief Order"), the provisions of paragraph 5 shall be superseded by such Relief Order and Sidmak shall be under no further obligation to pay 17% of the costs of litigation, compensatory damages, and settlements as provided under paragraph 5; however, within 30 days of the entry of such a Relief Order, Sidmak shall pay to Chattem one million dollars ($1,000,000) less any amounts previously paid by Sidmak for costs of litigation, settlement and judgments in accordance with paragraph 5, which net payment shall be returned to Sidmak in the event this Agreement becomes void as set forth in paragraph 10 below, after said payment has been made. Any payments made or due under settlements filed with the trial courts or invoices for costs presented to Sidmak prior to entry of a Relief Order shall remain obligations of Sidmak and shall not be voided or superseded by such Order. Upon entry of a Relief Order, Chattem shall have no further obligation to provide a defense for Sidmak and shall not be liable for any fees or costs incurred by Sidmak in Sidmak's efforts to obtain such Relief Order. Chattem agrees that it will not object to or oppose any motion, application or request for a Relief Order. Sidmak agrees that it will not object to a settlement or plan provision granting Chattem relief similar to that granted Sidmak by the Bankruptcy Court from the claims of Opt Out Claimants.

               7. There are no third party beneficiaries of or under this Agreement, except for the Chattem Releasees and Sidmak Releasees other than the signatories.

               8. Other than claims arising out of this Agreement, Chattem waives and relinquishes, and releases the Sidmak Releasees from, any and all claims held by, on behalf of, or through Class Members, whether previously asserted or unasserted, that Chattem has or might have against any of the Sidmak Releasees, including but not

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limited to claims for indemnity and/or contribution (whether based on contract, statute, common law, law, equity or otherwise) regarding the PPA Litigation Cases brought by, on behalf of, or through Class Members.

               9. Other than claims arising out of this Agreement, Sidmak waives and relinquishes, and releases Chattem and all of its past, present and future affiliates and insurers (collectively the "Chattem Releasees") from, any and all claims held by, on behalf of, or through Class Members, whether previously asserted or unasserted, that Sidmak has or might have against any of the Chattem Releasees, including but not limited to claims for indemnity and/or contribution (whether based on contract, statute, common law, law, equity or otherwise) regarding the PPA Litigation Cases brought by, on behalf of, or through Class Members.

               10. In the event that the DCAS is (i) terminated by Chattem, (ii) not approved or held invalid by the trial court and such trial court action is not timely appealed, or is affirmed if appealed, or (iii) not approved or held invalid by an appellate court, this Agreement, including without limitation the releases in paragraphs 8 and 9 above, shall be void as of that date. In that event, Chattem will, within 10 business days of that date, return or cause the Final Chattem Settlement Trust to return to Sidmak the ten million dollar ($10,000,000) payment made by Sidmak pursuant to paragraphs 1 and 2 above, along with the actual interest accrued thereon, if any.

               11. In the event that there is money left over in the Benefit Fund after all claims within the DCAS have been fully funded and released, Chattem will return or cause the Final Chattem Settlement Trust to return to Sidmak its pro rata share of the

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leftover funds, based on the percentage of Sidmak's contribution relative to the total amount of the Final Chattem Settlement Trust.

               12. Except as set forth in paragraphs 1-2 and 4 above, all costs of achieving and administering the DCAS, including without limitation such costs as publication of notice, conducting the fairness hearing and any appeal, and administration of any fund created pursuant to the DCAS, shall be borne entirely by Chattem.

               13. The parties agree to cooperate and to comply in good faith with each other's reasonable requests for consultation, participation, [settlement] and information.

               14. Neither this Agreement, nor any provision hereof or statement, transaction or proceeding in connection with the negotiation, execution or implementation of this Agreement, is intended to be or shall constitute or be construed as or deemed to be evidence of an admission or concession of any liability, negligence, breach of contract or warranty, or wrongdoing by either Chattem or Sidmak, with respect to any matter, allegations, or claim whatsoever, including, but not limited to, the PPA Litigation Cases and any other past, present, or future cases related to any Dexatrim Product or PPA, and claims by Chattem or Sidmak against the other. No such statement, transaction, or proceeding, and nothing contained in this Agreement, shall be admissible in evidence for any purpose other than enforcement of this Agreement. Chattem and Sidmak deny all liability to any person, party or entity, and the existence of any facts upon which liability could be predicated (whether in contract, tort or otherwise) relating to PPA and/or any Dexatrim Product.

               15. This Agreement may be signed in counterparts. Facsimile signatures shall be considered the equivalent of original signatures.

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               16. This Agreement shall be of no force and effect unless and until this Agreement is executed by all of the Parties hereto.

               17. This Agreement will be governed by and construed in accordance with the laws of New York, without regard to conflict of laws principles thereunder.

               18. Chattem and Sidmak assume joint responsibility for the form and composition of each and all provisions of this Agreement. Neither Chattem nor Sidmak shall assert that a provision should be construed against its drafter.

               19. This Agreement contains the entire agreement between the Parties regarding the subject matter of this Agreement and supersedes any prior or contemporaneous agreement, understanding, or undertaking, written or oral, by and between the Parties regarding such subject matter. This Agreement may not be changed or modified in any manner unless in writing and signed by a duly authorized representative of Chattem and by a duly authorized representative of Sidmak.


Counsel for Chattem, Inc.
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Miller & Martin PLLC



By: /s/ Crews Townsend                                    Date: 7-14-04







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Counsel for Sidmak Laboratories, Inc.

Duane Morris LLP



By: /s/ Mark Lipowicz                                     Date: 7-7-04